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                                                                EXHIBIT 17(b)(5)


                       [Letterhead of UBS Securities LLC]



                               November 13, 1996



Board of Directors


Transworld Home HealthCare, Inc.


Clark, NJ 70066



Members of the Board:



     You have requested our opinion as to the fairness, from a financial point of view, to Transworld Home HealthCare, Inc. (the "Company") of the Transaction Consideration (as defined below).



     The Company has entered into: (a) those certain Purchase and Sale Agreements, dated as of November 13, 1996, by and among the Company and The Chase Manhattan Bank and by and among the Company and European American Bank (the "Debt Purchase Agreements"), pursuant to which the Company will acquire from the primary lenders of Health Management, Inc. ("HMI") the outstanding bank debt owed by HMI; (b) that certain Stock Purchase Agreement, dated as of November 13, 1996, by and among the Company and HMI (the "Stock Purchase Agreement"), pursuant to which the Company will purchase 8,964,292 newly issued shares of common stock, par value $.03 per share, of HMI ("HMI Common Stock") and options to purchase 746,713 shares of HMI Common Stock ("HMI Options"); and
(c) that certain Agreement and Plan of Merger, dated as of November 13, 1996, by and among the Company, IMH Acquisition Corp., a wholly owned subsidiary of the Company ("Newco"), and HMI (the "Merger Agreement"), pursuant to which the Company will acquire all other outstanding shares of HMI Common Stock by means of a merger (the "Merger") of Newco with and into HMI. The terms and conditions of the Transaction are set forth more fully in the Transaction Agreements.



     The transactions governed by the Debt Purchase Agreements, the Stock Purchase Agreement and the Merger Agreement (collectively, the "Transaction Agreements") described above are referred to herein together as the "Transaction." The sum of (i) the total consideration paid by the Company pursuant to the Transaction Agreements, (ii) the amount of the obligation of HMI under the Stipulation of Partial Settlement of the consolidated class actions under the caption In re Health Management, Inc. Securities Litigation, Master File No. 96 Civ. 0889 (ADS) (the "Class Action Litigation"), (iii) the amounts owed by HMI to Fox Meyer and Bindley Western, (iv) an additional $1.3 million of capitalized lease obligations and (v) the principal amount of the $3 million Convertible Subordinated Note held by Caremark, Inc. or its successor is referred to herein as the "Transaction Consideration." We are advised by the Company that the amount of the Transaction Consideration less the amount of the proceeds to HMI arising from the Stock Purchase Agreement will be approximately $66.0 million.



     UBS Securities LLC ("UBS"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may trade the shares of common stock, par value $.01, of the Company ("Company Common Stock") and the shares of HMI Common Stock for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We are acting as exclusive financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services.



     In connection with our opinion we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things: (i) the Transaction Agreements; (ii) certain publicly available information concerning HMI, including, among other things, the annual report of HMI filed on Form 10-K for the year ended April 30, 1996 and the quarterly report of HMI filed on Form 10-Q for the


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quarter ended July 31, 1996; (iii) a financial forecast concerning HMI's operations for the fiscal year ending April 30, 1997 jointly prepared by the managements of the Company and HMI for purposes of the Company's evaluation of the Transaction; (iv) discussions we have had with the managements of the Company and HMI concerning the historical and current operations, financial condition and prospects of HMI and such other matters we deemed relevant; (v) the reported price and trading history of HMI Common Stock and a comparison of such price and trading history with similar information for certain publicly traded companies we deemed relevant; (vi) a comparison of information concerning the financial condition and results of operations of HMI with similar information for certain other companies we deemed relevant; (vii) certain financial terms of the Transaction and a comparison of such financial terms with similar information for other selected business combinations we deemed relevant; and (viii) such other information, financial studies, analyses and investigations and such other factors as we deemed relevant for the purposes of this opinion.



     In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied upon, without independent investigation, the accuracy and completeness of all financial and other information provided to us by the Company and HMI or publicly available, and we have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of HMI, nor have we been furnished with such materials.



     We have also, with your consent, assumed without independent verification that (i) the Transaction will be consummated on the terms contained in the Transaction Agreements, including, but not limited to, the satisfaction of the conditions therein requiring, among other things, the final settlement of the Class Action Litigation on the terms described therein and (ii) all other litigation to which HMI is subject will be finally resolved on a basis consistent with the financial estimates provided to us by the Company and HMI and their representatives.



     We have been informed by the managements of HMI and the Company that they have not prepared financial forecasts, financial analyses, reports or other information concerning HMI for any periods subsequent to the fiscal year ending April 30, 1997. Accordingly we have not reviewed, nor have we prepared, any financial analyses, financial forecasts, reports and other information concerning HMI for any period subsequent to the fiscal year ending April 30, 1997. Further, we have, with your consent, assumed that the financial forecasts concerning HMI's operations for the fiscal year ending April 30, 1997 which we examined were reasonably prepared by the managements of the Company and HMI on bases reflecting the best currently available estimates and good faith judgments of such managements as to the future performance of HMI.



     Our services to the Company with respect to the Transaction have been comprised solely of providing financial advisory services. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof.



     We are expressing no opinion as to what the value of the Company will be, or the prices at which Company Common Stock will actually trade, at any time prior to or following consummation of the Transaction.



     It is understood that this letter and the opinion set forth herein is intended for the sole benefit and use of the board of directors of the Company in its consideration of the Transaction and may not be used, in whole or in part, for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent.



     We are not, and this letter should not be construed as, rendering a separate opinion on any of the constituent transactions comprising the Transaction.


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     Based on and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Transaction Consideration is fair, from a financial point of view, to the Company.



                                          Very truly yours,



                                          UBS SECURITIES LLC



                                          By:  /s/ STEFAN M. SELIG

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                                          By:  /s/ GERARD L. SMITH


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